Exhibit 10.1

AMENDMENT NO. 1

TO

FUSION FUEL GREEN PLC 2021 EQUITY INCENTIVE PLAN

The Fusion Fuel Green PLC 2021 Equity Incentive Plan (the “Plan”) is hereby amended as follows:

The first sentence of Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

“4.1. Subject to adjustment in accordance with Section 14 and subject to Section 4.3, no more than 2,000,000 Ordinary Shares shall be available for the grant of Awards under the Plan (the ‘Total Share Reserve’).”

Section 4.3 of the Plan is hereby amended in its entirety to read as follows:

“4.3. Subject to adjustment in accordance with Section 14, no more than 2,000,000 Ordinary Shares may be issued in the aggregate pursuant to the exercise of Incentive Share Options (the ‘ISO Limit’).”

Except as herein amended, the provisions of the Plan shall remain in full force and effect.

Effective as of October 9, 2025